ANNEX A
                            THE PROPOSED AMENDMENTS

         The following is the text of the Proposed Amendments to the stated covenants and provisions of the Indenture. The following is qualified in its entirety by reference to the Second Supplemental Indenture. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Indenture.

         If the Proposed Amendments are adopted, the following sections will be amended in the Indenture, effective as of the date of Bethlehem's acceptance of the consents, as follows (strike-through indicates text to be deleted and double underline indicates text to be added):

         "Core Steelmaking Activities" means the activities conducted on the Indenture Date (i) at Bethlehem's Burns Harbor and Sparrows Point Divisions [START OVERSTRIKE] (but specifically excluding, with respect to Bethlehem's Sparrows Point Division, (x) the rod mill located at the Sparrows Point plant and (y) the assets and operations of the Sparrows Point Yard, BethShip Division), (ii) by the Walbridge Joint Venture, (iii) by the Hibbing Taconite Company Joint Venture, (iv) by the Galvanized Products Division located in Lackawanna, New York, (v) by the Double G Coating Joint Venture and (vi) by the ore carrying vessels operated by Bethlehem on the Great Lakes. [END OVERSTRIKE]

         SECTION 4.5.  Limitation on Debt.  Bethlehem will not, directly or
                       ------------------
indirectly, Incur any Debt unless, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof on a pro forma basis, the Consolidated Interest Coverage Ratio of Bethlehem at the relevant Determination Date exceeds 1.5 to 1.0.


         Notwithstanding the foregoing, Bethlehem may Incur, without duplication, the following Debt (although any Debt so Incurred shall be included, to the extent outstanding at the Determination Date, in any subsequent determination of the Consolidated Interest Coverage Ratio): (i) Debt under the Credit Agreement, or any replacement facility or facilities if the final Stated Maturity of such facility or facilities is after December 31, 1996, provided, that the maximum outstanding principal amount under the Credit
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Agreement or any such replacement facility or facilities shall not be greater than $740,000,000; (ii) Debt evidenced by the Securities; (iii) Debt representing Purchase Money Obligations, and Debt represented by the Attributable Value of Sale and Leaseback Transactions, Covered Lease Obligations or Capital Lease Obligations, in each case, Incurred to finance the construction or acquisition of assets or Property related to and used in the conduct of the type of business conducted by Bethlehem on the Indenture Date; provided, that Debt Incurred under this clause (iii) in any calendar year shall not exceed in aggregate principal amount the sum of (x) $100,000,000 and (y) the excess of the aggregate principal amount otherwise permitted to be Incurred under this clause (iii) in all previous calendar years since and including the calendar year of the Indenture Date over the aggregate principal amount actually Incurred during such period under this clause (iii); (iv) Debt under Interest Swap Obligations and Interest Rate Contracts, and other agreements between Bethlehem and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate protection; provided that the
                                                   --------
obligations under such Interest Swap Obligations and Interest Rate Contracts and other agreements are related to Debt that is otherwise permitted to be Incurred under this Section 4.5; (v) Debt of Bethlehem to any wholly owned Restricted Subsidiary of Bethlehem (but only so long as such Debt is held by such wholly owned Restricted Subsidiary); (vi) Debt outstanding on the Indenture Date; (vii) any renewals, extensions, substitutions, refinancing or replacements of any Debt Incurred pursuant to preceding clauses (ii) through
(vi) above or otherwise previously Incurred in accordance with this Section 4.5
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(collectively, "Refinancing Debt"); provided that (a) the aggregate principal
                                    --------
amount of such Refinancing Debt (or, if such Refinancing Debt does not require cash payments prior to maturity, the original issue price thereof) does not exceed the aggregate principal amount of the Debt renewed, extended, substituted, refinanced or replaced (collectively, "refinanced") thereby (or, if the Debt being refinanced was issued with an original issue discount, the original issue price thereof plus the amortized portion of the original issue discount to the date that such Refinancing Debt is Incurred), (b) the Refinancing Debt has an Average Life to Stated Maturity equal to or exceeding the Average Life to Stated Maturity of such Debt and (c) the Refinancing Debt has a final Stated Maturity not earlier than the final Stated Maturity of such Debt; and provided further, that any Refinancing Debt that refinances Debt that
          ----------------
is expressly subordinated in right of payment to the Securities shall be permitted only if such Refinancing Debt is expressly subordinated to the Securities at least to the same extent that the Debt

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to be refinanced is subordinated to the Securities; and (viii) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) of this paragraph, which, together with any other outstanding Debt Incurred pursuant to this clause (viii) of this paragraph, has an aggregate principal amount (or, if such Debt was issued with an original issue discount, the original issue price thereof plus the amortized portion of the original issue discount to the date such Debt is Incurred) not in excess of [START OVERSTRIKE] $100,000,000 [END OVERSTRIKE]$200,000,000 at any one time outstanding.

         SECTION 4.6 Limitation on Restricted Subsidiary Debt and Preferred
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Stock.  Bethlehem will not permit any of its Restricted Subsidiaries to,
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directly or indirectly, Incur any Debt or issue any Preferred Stock, except:
(a) Debt or Preferred Stock outstanding on the Indenture Date; (b) Debt or Preferred Stock issued to and held by Bethlehem or a Restricted Subsidiary of Bethlehem (but only so long as such Debt or Preferred Stock is held or owned by Bethlehem or a Restricted Subsidiary of Bethlehem); (c) Debt representing Purchase Money Obligations, and the Attributable Value of Sale and Leaseback Transactions, Covered Lease Obligations or Capital Lease Obligations, in either case, Incurred to finance the construction or acquisition of assets or Property related to and used in the conduct of the type of business conducted by Bethlehem or a Restricted Subsidiary of Bethlehem on the Indenture Date, provided that the principal amount of Debt incurred under this clause (c), taken together with all Debt Incurred under clause (iii) of Section 4.5, does not exceed the maximum amount permitted to be Incurred under clause (iii) of
Section 4.5, and provided further that any such Debt, if secured, is permitted
                 ----------------
to be Incurred under Section 4.8; (d) Preferred Stock created and issued by any Restricted Subsidiary in connection with the payment of wages and benefits and having an aggregate liquidation preference not in excess of $25 million; [START OVERSTRIKE] and [END OVERSTRIKE] (e) Guarantees and related Liens in connection
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with the Credit Agreement or any replacement facility or facilities or other
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Debt permitted by Section 4.5; and (f) Debt or Preferred Stock of a Restricted
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Subsidiary Incurred in exchange for, or the proceeds of which are used to refinance, Debt or Preferred Stock of a Restricted Subsidiary of equal or higher ranking referred to in any of the foregoing clauses (a) through [START [OVERSTRIKE] (d) [END OVERSTRIKE] (e), provided that (1) the principal amount
                                  ===  --------
of such Debt (or, if such Debt is issued with an original issue discount, the original issue price thereof) or the liquidation value of such Preferred Stock, does not exceed the principal amount or liquidation value of the Debt or Preferred Stock so exchanged or refinanced and (2) such Debt or Preferred Stock has a final Stated Maturity (if any) later than the Stated Maturity (if any) of, and an Average Life to Stated Maturity that is longer than that of, the Debt or Preferred Stock being exchanged or refinanced.

         SECTION 4.12.  Limitation on Dividends and Other Payment Restrictions
                        ------------------------------------------------------
Affecting Subsidiaries.  Bethlehem will not, and will not permit any Restricted
----------------------
Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (a) to pay dividends, in cash or otherwise, or to make any other distribution on or in respect of its Capital Stock, (b) to pay any Debt owed to Bethlehem or any Restricted Subsidiary, (c) to make loans or advances to Bethlehem or any Restricted Subsidiary, or (d) to transfer any of its Property or assets to Bethlehem or any Restricted Subsidiary, except in each such case for encumbrances or restrictions in existence as of the Indenture Date or existing at the date an entity becomes a Restricted Subsidiary or encumbrances or restrictions as may
                                       ======================================
be provided for in the Credit Agreement or any replacement facility or
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facilities.
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